Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

FARLEY WHITE ASSOCIATES, LLC

(“SELLER”)

AND

WELLS FUND XIV - 150 APOLLO DRIVE, LLC

(“PURCHASER”)

May 16, 2005

Property:	150 Apollo Drive
Chelmsford, Massachusetts

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8.7.2.	Definitions	12
8.8.	Avaya Lease	12
8.9.	Leasing/Brokerage Commissions	12
8.10.	[Intentionally Omitted]	13
8.11.	Contracts	13
8.12.	Insurance	13
8.13.	[Intentionally Omitted]	13
8.14.	[Intentionally Omitted]	13
8.15.	Foreign Person	13
8.16.	[Intentionally Omitted]	13
8.17.	Employees	13
8.18.	Third Party Rights	13
8.19.	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws	13
8.20.	Knowledge	13
8.21.	Seller’s Representations and Warranties Deemed Modified	14
8.22.	Survival	14

ARTICLE IX. Representations and Warranties of Purchaser		15
9.1.	Authority	15
9.2.	Legal Action Against Purchaser	15
9.3.	Bankruptcy or Debt of Purchaser	15
9.4	Binding on Purchaser	15
9.5.	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws	15
9.6.	Knowledge	15
9.7	Survival	16

ARTICLE X. Covenants of Seller		16
10.1.	Operation and Maintenance of the Property	16
10.2.	Leases	16
10.3.	Contracts	16
10.4.	Insurance	16
10.5.	Notice to Purchaser	16

ARTICLE XI. Conditions Precedent		17
11.1.	Covenants	17
11.2.	Representations and Warranties	17
11.3.	Title	17
11.4.	Condition of the Property	17
11.5.	[Intentionally Omitted]	17
11.6.	Title Insurance	17
11.7.	[Intentionally Omitted]	17
11.8.	No Material Change	17
11.9.	Avaya Lease	17

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ARTICLE XII. Closing		18
12.1.	Closing and Closing Date	18
12.2.	Seller’s Closing Deliveries	18
12.2.1.	Possession	18
12.2.2.	Deed	18
12.2.3.	Bill of Sale	18
12.2.4.	Assignment and Assumption Agreement re: Contracts	18
12.2.5.	Assignment and Assumption Agreement re: Leases and Security Deposits	18
12.2.6.	Funding by Seller of Avaya Allowance	18
12.2.7.	[Intentionally Omitted]	18
12.2.8.	Contracts	19
12.2.9.	Intentionally Deleted	19
12.2.10.	Intentionally Deleted	19
12.2.11.	Keys	19
12.2.12.	Reaffirmation of Representations and Warranties	19
12.2.13.	FIRPTA Certificate	19
12.2.14.	[Intentionally Omitted]	19
12.2.15.	Owner’s Affidavit, etc.	19
12.2.16.	Settlement Statement	19
12.2.16.	Evidence of Authority of Seller	19
12.2.18.	Tenant Notification Letters	19
12.2.19.	1099-B Certification	19
12.2.20.	Payment to Real Estate Brokers	19
12.2.21.	Termination of Management Contracts	20
12.2.22.	Further Assurances	20
12.3.	Purchaser’s Closing Deliveries	20
12.3.1.	Purchase Price	20
12.3.2.	Bill of Sale	20
12.3.3.	Assignment and Assumption Agreements	20
12.3.4.	Settlement Statement	20
12.3.5.	Further Assurances	20
12.4.	Seller’s Post-Closing Deliveries	20

ARTICLE XIII. Risk of Loss and Condemnation		20
13.1.	Risk of Loss	20
13.2.	Condemnation	21

ARTICLE XIV. Default		21
14.1.	Purchaser’s Default	21
14.2.	Seller’s Default	21

ARTICLE XV. Broker		22

ARTICLE XVI. Miscellaneous		23
16.1.	Notices	23
16.2.	Governing Law	24
16.3.	Headings	24

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16.4.	Business Days	24
16.5.	Counterpart Copies	24
16.6.	Binding Effect	24
16.7.	Assignment	24
16.8.	Interpretation	24
16.9.	Entire Agreement	24
16.10.	Severability	25
16.11.	Confidentiality	25
16.12.	[Intentionally Omitted]	25
16.13.	Agreement Not to Market	26
16.14.	Limitation of Liability	26
16.15.	Prevailing Party	26
16.16.	No Agreement Until Execution and Delivery	26
16.17.	Time of the Essence	26
16.18.	Recording	26
16.19.	Headings	26
16.20.	Survival	26
16.21.	Use of Proceeds to Clear Title	27
16.22.	Governing Law	27
16.23.	Like-Kind Exchange	27

ARTICLE XVII. Escrow Agent Provisions		27
17.1.	Duties and Responsibilities of Escrow Agent	27
17.2.	Liabilities of Escrow Agent	28
17.3.	Expenses of Escrow Agent	29

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 16th day of May, 2005 (the “Effective Date”), by and between FARLEY WHITE ASSOCIATES, LLC, a Massachusetts limited liability company having an address of 155 Federal Street, Suite 1200, Boston, MA 02110 (hereinafter referred to as “Seller”) and WELLS FUND XIV - 150 APOLLO DRIVE, LLC, a Delaware partnership, having an address of c/o Wells Capital, Inc., 6200 The Corners Parkway, Suite 2500, Atlanta, Georgia 30092 (together with its successors and assigns, hereinafter referred to as “Purchaser”).

R E C I T A L S

Seller desires to sell and Purchaser desires to purchase on the terms hereinafter provided (a) certain land commonly known as 150 Apollo Drive in Chelmsford, Massachusetts, more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all easements, licenses, covenants, interests, and other rights appurtenant thereto, including, without limitation, all mineral, oil and gas rights on or under such land, all development rights, land use rights, air rights, and rights of way appurtenant thereto, and all right, title and interest of Seller in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of, abutting or adjoining said land and to the center line thereof (collectively, the “Land”), (b) all buildings and improvements located on said land (collectively, the “Improvements”) (which Land and Improvements are sometimes referred to herein collectively as the “Real Property”), and (c) the following tangible and intangible property:

(i) all right, title and interest of Seller in and to all furniture, fixtures, equipment, machines, supplies and other personal property of every nature and description and all replacements thereof, which are now, or may hereafter prior to the Closing Date (as herein defined) be placed on, in or attached to the Real Property, or used in connection with the management, operation, maintenance or repair of the Real Property (collectively, the “Personalty”);

(ii) all right, title and interest of Seller (to the extent assignable) in and to the licenses, permits, approvals, guaranties, certificates of occupancy and other approvals of every nature and description issued in connection with the operation of all or any part of the Real Property or necessary to operate the Real Property as it is presently being operated (collectively, the “Permits”); and

(iii) all right, title and interest of Seller (to the extent assignable), in and to any plans and specifications, surveys, manuals, title inspections, studies and reports with respect to the Real Property, together with Seller’s right, title and interest in and to all transferable guaranties, warranties, contracts, lease agreements, utility contracts or other rights relating to the ownership, use or operation of the Real Property (collectively, the “Intangibles”).

The Land, Real Property, the Personalty, the Permits and the Intangibles are collectively referred to herein as the “Property.”

NOW, THEREFORE, for and in consideration of the recitals, the mutual promises hereinafter set forth, the payment by Purchaser to Seller of Ten and 00/100 Dollars ($10.00) and of other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the Seller and Purchaser hereby agree as follows:

ARTICLE I.

Incorporation of Recitals

1.1. Incorporation of Recitals. The foregoing recitals are incorporated into this Agreement as if fully and completely set forth herein.

ARTICLE II.

Purchase and Sale

2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, the Property, upon and subject to the terms and conditions herein set forth.

ARTICLE III.

Purchase Price

3.1. Purchase Price. The purchase price for the Property shall be Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000.00) (the “Purchase Price”), as the same may be adjusted pursuant to the terms of this Agreement. The Purchase Price shall be payable by wire transfer of immediately available federal funds to Seller’s account no later than 2:00 p.m. on the date of Closing.

ARTICLE IV.

Deposit

4.1. Deposit. Within two (2) Business Days (as defined in Section 16.4) after the Effective Date, Purchaser shall deposit Five Hundred Thousand Dollars ($500,000.00) (together with any interest earned thereon, the “Deposit”) with Chicago Title Insurance Company (the “Escrow Agent”) in immediately available funds. The Deposit shall be held in escrow by Escrow Agent in accordance with and subject to the terms and provisions of this Agreement.

4.2. Application of Deposit. The Deposit shall be held by Escrow Agent in one or more interest-bearing escrow accounts in one or more federally insured institutions in Boston, Massachusetts as directed by Purchaser and reasonably acceptable to Seller. To allow the interest bearing account to be opened, Purchaser’s and Seller’s tax identification or social security numbers are set forth below their signatures. The Deposit shall be held by the Escrow Agent until (i) the Closing (as hereinafter defined) occurs under this Agreement, in which event the Deposit shall be paid to Seller as a credit against the Purchase Price, or (ii) this Agreement has been terminated (for reasons other than default of Purchaser hereunder), in which event the Deposit will be returned to Purchaser. If either Purchaser or Seller defaults or breaches its obligations hereunder, then the Deposit shall be applied in accordance with the provisions of Article XIV.

4.3. Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Article XVII of this Agreement.

ARTICLE V.

Prorations and Closing Costs

All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted as follows:

5.1. Prorations. Except as otherwise set forth herein, all items to be prorated pursuant to this Article 5 shall be prorated as of midnight on the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

5.1.1. Collected Rents and Income. All collected rents and other income shall be prorated as of the Closing Date, Seller being charged and credited for all of the same relating to the period up to the Closing Date and Purchaser being charged and credited for all of the same relating to the period on and after the Closing Date. No adjustment shall be made for rents which have accrued and are unpaid as of Closing, but Purchaser shall pay Seller such accrued and unpaid rents, if, as and when collected by Purchaser after the Closing, it being agreed that Purchaser shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as Avaya is current in the payment of all rents accruing after the Closing. Purchaser agrees to bill Avaya for all past due rents and to take any additional commercially reasonable actions requested by Seller to collect rents that are accrued but unpaid as of the Closing, provided that Purchaser shall not be obligated to incur any out-of-pocket third party expense in connection with such actions and Purchaser shall not be obligated to exercise any remedial rights against Avaya, including, without limitation, the commencement of a lawsuit or summary process proceeding, or the taking of another action to terminate its tenancy. Seller shall not bring suit against Avaya to collect for accrued but unpaid rents owed Seller as of the Closing Date.

5.1.2. Taxes. All real property taxes, personal property taxes and assessments payable with respect to the Property for the year in which the Closing is held shall be prorated on the basis of a three hundred sixty-five (365) day year. Seller shall be solely responsible for any and all ad valorem taxes or assessments payable with respect to the Property for the period of time prior to the Closing. If the amount of said real property taxes or personal property taxes is not known at the time of the Closing, they shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed. The provisions of this Section 5.1.2. shall survive Closing.

5.1.3. Operating Costs. The costs and expenses of all telephone, electric, sewer, water and other utilities, management services, trash removal services, janitorial services and maintenance services and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if practicable. Seller shall have all utility meters read as of the Closing Date. To the extent not paid prior to Closing, such amounts shall be prorated as of the Closing Date, with Seller being charged for all amounts that accrue prior to Closing and Purchaser being charged for all amounts that accrue thereafter. If final meter readings are not available, such prorations shall be made based on the parties’ good faith reasonable estimate with a readjustment based on the actual charges within forty-five (45) days of Closing, if necessary. Seller shall further attempt to obtain from the provider of same, all other service statements and bills of account. Seller and Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. The provisions of this Section 5.1.3 shall survive the Closing.

5.1.4. Tenant Improvement Allowance. Purchaser shall receive a credit against the Purchase Price for the remaining unfunded balance, if any, as of the Closing Date of the $798,830 Tenant Improvement Allowance (as defined in the Avaya Lease) provided for in the Avaya Lease.

5.2. Closing Costs. Each party shall pay its own expenses in connection with the transaction, including all of its own accounting, legal, appraisal and other professional fees, and all costs and expenses set forth in the Agreement to be borne by that party.

Seller shall pay at Closing (a) all deed excise taxes, documentary stamps and recording taxes incident to recording the Deed, and (b) the discharge of any monetary liens on the Property as required under this Agreement. Purchaser shall pay at Closing, all title insurance premiums and survey costs and recordation fees. Purchaser and Seller shall each pay one-half of the escrow fees, if any, charged by Escrow Agent. All other Closing and escrow costs and expense will be allocated between Purchaser and Seller in accordance with customary practice in Boston, Massachusetts.

ARTICLE VI.

Purchaser’s Right of Inspection; Avaya Interview Period

6.1. Purchaser’s Right of Inspection.

6.1.1. From time to time prior to the Closing, Purchaser and its agents, representatives, consultants and designees (collectively “Purchaser Parties”) shall have the right, upon reasonable notice to Seller, at Purchaser’s own cost and expense, to enter upon the Property (as coordinated through Seller’s property manager) during normal business hours solely for the purpose of making or performing surveys, tests, inspections, investigations and analyses, including, without limitation, such architectural, structural, economic, financial, environmental, zoning, land-use compliance, code compliance, and other studies of the Property as Purchaser may deem desirable, provided, however, that Purchaser Parties shall have no right to inspect or review either (i) any information relating to Seller’s financing, or (ii) any Proprietary Information (as hereinafter defined). “Proprietary Information” shall mean proprietary information concerning the business operations of the members of Seller and/or entities affiliated with Seller, but shall not include information directly concerning the operation of the Property. Such inspections may include, without limitation, reviewing and assessing title matters concerning the Property, having an ALTA survey performed, conducting surveys, reviewing and assessing the compliance of the Property with applicable laws, rules and regulations such as those relating to zoning, land-use matters, building, fire and safety codes, examining and reviewing the structural and mechanical aspects of the Property, conducting tests to determine the presence or absence of hazardous waste materials and substances, and reviewing and analyzing environmental conditions affecting the Property. Without limitation, Purchaser may elect to perform environmental studies of the Property (collectively, “Environmental Studies”). In connection therewith, Purchaser shall not unreasonably interfere with the current operation of the Property, and shall restore any damage to the Property caused by Purchaser Parties. Except as provide above, Seller shall provide Purchaser with access to all documents, agreements and other information in the possession of Seller related to the ownership, use and operation of the Property, and Purchaser may elect, at its cost and expense, to make copies of such documents, agreements and other information.

6.1.2. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY

WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED. Without limiting the generality of the foregoing, Seller’s written approval (which may be granted, withheld or conditioned in Seller’s sole discretion) shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Real Property in connection with Purchaser’s environmental due diligence (it being understood that Purchaser may undertake a customary Phase I environmental survey, and Seller’s consent shall not be required for said Phase I environmental survey).

6.1.3. Purchaser agrees that Purchaser and any person accessing the Property hereunder will be covered by not less than $2,000,000 commercial general liability insurance (with, in the case of Purchaser’s coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement) insuring all activity and conduct of Purchaser and such persons while exercising such right of access and naming Seller as insureds, issued by a licensed insurance company reasonably acceptable to Seller.

6.1.4. Purchaser agrees that Purchaser Parties will not communicate with any tenants or service providers unless (i) such meetings are coordinated with Seller and (ii) a representative of Seller is present during any such tenant or service provider meeting.

6.1.5. Purchaser shall indemnify, defend and hold harmless Seller and Seller’s affiliates, subsidiaries, shareholders, officers, directors and agents from any loss, injury, damage, claim, lien, cost or expenses, including reasonable attorneys’ fees and costs, to the extent caused by the exercise by Purchaser Parties or their respective employees, consultants, agents or representatives of the right of access under this Agreement or arising out of a breach of this Section 6.1.

6.1.6. Purchaser and Seller agree to cooperate with any reasonable request by the other party in connection with the timing of any such inspection or test. In the event that Purchaser elects to terminate this Agreement prior to Closing, then Purchaser shall deliver, upon Seller’s request, a copy of any written inspection or test report or summary prepared by any third party, which delivery shall be without any representation or warranty of any kind or character, express or implied.

6.1.7. Purchaser agrees that any inspection, test or other study or analysis of the Property performed pursuant to this Section 6.1 shall be performed at Purchaser’s expense and in accordance with applicable law.

6.1.8. Purchaser’s obligations under Section 6.1 shall survive Closing or any termination of this Agreement.

6.2. [Intentionally Deleted].

6.3. Due Diligence Materials. Seller has delivered to Purchaser copies of the documents and items listed on Exhibit B attached hereto and incorporated herein

(collectively, the “Due Diligence Materials”). Seller hereby represents and warrants to Purchaser that the Due Diligence Materials delivered pursuant to this Section 6.3 are and shall be true, correct and complete copies of each respective Due Diligence Materials in Seller’s possession.

6.4. Continued Right to Access. Unless this Agreement is terminated or deemed terminated as provided in this Article 6, Purchaser, together with its agents and representatives, shall have the right, from time-to-time prior to the Closing Date, to enter upon, examine and review the Property, and to perform such tests and analyses as it deems necessary or desirable, subject to the provisions of Section 6.1 above.

6.5. As-Is, Where Is. Purchaser acknowledges and agrees that, except as expressly set forth herein and in the documents executed and delivered by Seller at Closing hereunder, it is acquiring the Property in its “as is” and “where is” condition with all faults, without any representations or warranties of any kind or character, express or implied. Purchaser acknowledges that it has had or will have pursuant to the provisions of this Agreement the opportunity to make such inspections as it desires of the Property and all facts relevant to its use. Purchaser acknowledges that it is relying upon its own investigations of the Property and not on any information provided or to be provided by Seller except as expressly set forth in this Agreement or in the documents executed and delivered by Seller to Purchaser at Closing . The provisions of this Section 6.5 shall survive the Closing or the termination of this Agreement.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE OTHER DOCUMENTS DELIVERED AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS OR OTHER MARKETING MATERIALS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE OTHER DOCUMENTS DELIVERED AT CLOSING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

PURCHASER ACKNOWLEDGES RECEIPT OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT E (AND ACKNOWLEDGES THAT THE REPORTS REFERRED TO THEREIN WERE MADE AVAILABLE TO PURCHASER), AND REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL

CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE OTHER DOCUMENTS DELIVERED AT CLOSING. OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN THE OTHER DOCUMENTS DELIVERED AT CLOSING, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION OR OTHER DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

ARTICLE VII.

Title, Survey, Cooperation with Purchaser

7.1. Title. (a) The Real Property is to be conveyed by a good and sufficient quitclaim deed, in the form attached hereto as Exhibit C (the “Deed”) running to Purchaser, or a nominee or assignee of Purchaser permitted in accordance with Section 16.7. Said Deed shall convey a good and clear record and marketable title to the Real Property, insurable at standard rates, free from all liens and encumbrances, except the following:

(a)	zoning laws, by-laws, regulations and other applicable governmental regulations and requirements;

(b)	rights of public and adjoining owners in highways, streets, roads and lanes bounding the Property;

(c)	liens for real estate taxes, assessments, water charges and sewer charges not yet due and payable on the Closing Date (such taxes, water charges and sewer charges to be subject to adjustment as set forth in this Agreement); and

(d)	Permitted Title Exceptions (as defined in Section 7.4.).

(b) The Personal Property shall be conveyed free and clear of all encumbrances by a bill of sale (the “Bill of Sale”) running to Purchaser or a nominee or assignee of Purchaser permitted in accordance with Section 16.7, in the form attached hereto as Exhibit D.

7.2. Commitment. Promptly after the Effective Date, Purchaser shall, at its expense, order a title insurance commitment (together with all endorsements, the “Commitment”) from the Chicago Title Insurance Company (the “Title Company”), pursuant to which the Title Company shall agree to issue to Purchaser upon recording of the Deed, an owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price. Said Commitment shall agree to issue the Title Policy insuring fee simple title of the Purchaser to the Property, with no exceptions to coverage other than the Permitted Title Exceptions.

7.3. Survey. Promptly after the Effective Date, Purchaser shall, at its expense, order a new or recertified and updated, as-built ALTA survey of the Property (“Survey”), prepared by a surveyor selected by Purchaser. Upon the request of Seller, Purchaser shall promptly deliver copies of both the Commitment and Survey to Seller.

7.4. Title and Survey Defects. The period of time between the Effective Date and 5:00 p.m. (EDT) on May 11, 2005 is referred to herein as the “Title Review Period.” Purchaser shall obtain the Commitment prior to the expiration of the Title Review Period. Purchaser shall notify Seller by not later than the expiration of the Title Review Period (i) if Purchaser objects to any encumbrance, lien or other title or survey matter affecting the Property and/or (ii) Title Company has not included in the Commitment any endorsements reasonably requested by Purchaser (each, a “Missing Endorsement”). All encumbrances, liens and other title and survey matters affecting the Property as of the expiration of the Title Review Period which are not objected to by Purchaser prior to the expiration of the Title Review Period, are referred to herein collectively as the “Permitted Title Exceptions.” All endorsements included in the Commitment are referred to herein as the “Commitment Endorsements”. In the event that any encumbrance, lien or other title or survey matter affecting the Property arises after the date of the Title Review Period (each, a “Subsequently Arising Exception”), Purchaser may object to any such Subsequently Arising Exception (or Subsequently Arising Exceptions) by providing written notice thereof to Seller by the earlier to occur of (i) the date which is ten (10) days after Purchaser receives notice thereof, or (ii) the Closing Date.

If Purchaser so objects to either an encumbrance, lien or other title or survey matter affecting the Property as of the expiration of the Title Review Period or to a Subsequently Arising Exception (each, a “Title Defect” and collectively, “Title Defects”) or a Missing Endorsement, as applicable, Seller shall notify Purchaser within five (5) days following the date of receipt of Purchaser’s notice of such objection that either (a) the Title Defect (or the Title Defects) have been, or will be at or prior to Closing, released or discharged of record in a manner reasonably satisfactory to both Purchaser and the Title Company and/or the Seller will cause the Title Company to include the Missing Endorsement (or Missing Endorsements) in the Commitment (and in such event, if reasonably requested by Seller to allow Seller time to cause such discharge or removal or inclusion, the Closing Date shall be deferred to a date mutually agreed-upon by the parties, but for not more than thirty (30) days beyond the scheduled Closing Date set forth below), or (b) that Seller does not intend to arrange to have the Title Defect(s) released or discharged of record and/or to have the Missing Endorsement(s) included as aforesaid. If Seller does not notify Purchaser within the five (5) day period as aforesaid that Seller has arranged to have the respective Title Defect(s) released or discharged of record and/or to have the Missing Endorsement(s) included, as aforesaid, or if Seller fails to have the respective Title Defects released or discharged of record and/or to have the Missing Endorsement(s) included by not later than three (3) business days prior to Closing, as aforesaid, then Purchaser may as its sole remedy elect either (i) to terminate its obligations hereunder to purchase the Property, in which event the Deposit together with all interest earned thereon shall be returned to Purchaser and thereafter this Agreement shall terminate and be of no further force or effect, with neither party having any further obligations hereunder, excepting those obligations which expressly survive the termination hereof; or (ii) to proceed with the Closing and accept title to the Property subject to the Title Defect(s) and/or to proceed without obtaining any remaining Missing Endorsement(s), with no adjustment to the Purchase Price, in which event this Agreement shall remain in full force and effect in accordance with its terms and the respective Title Defect shall be considered to be a Permitted Title Exception. Seller shall have no affirmative obligation hereunder to expend any funds in order to cause any Title Defect(s) to be released or discharged of record or to cause the Title Company to issue the Missing Endorsement(s); provided, however, the foregoing limitation shall not apply to, and Seller shall pay or discharge in full, any mortgages and/or mechanics liens arising from work performed on the Real Property by or on behalf of Seller, and other monetary liens or encumbrances voluntarily created or assumed by Seller; provided, further Seller shall not be obligated to pay or discharge any liens filed by contractors or vendors of Avaya or their respective subcontractors or suppliers.

7.5. Affidavits. Seller shall execute and deliver at Closing an Owner’s affidavit reasonably acceptable to Seller and required customarily by the title insurance companies in order to issue the Title Policy, free of any exceptions for mechanics’ or materialman’s liens for work performed by Seller prior to Closing or for rights or claims of occupants or parties-in-possession (the “Owner’s Affidavit”).

ARTICLE VIII.

Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

8.1. Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of Massachusetts. Seller has the full power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto, and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder has been or will be duly authorized by all requisite action and no further action or approval will be required in order to constitute this Agreement as a binding and enforceable obligation of the Seller. The undersigned individual(s) is (are) authorized to execute this Agreement on behalf of the Seller no additional signatures are required to bind Seller.

8.2. Legal Action Against Seller. There are no judgments, orders, or decrees of any kind against Seller relating to, concerning or affecting the Property, which are unpaid or unsatisfied of record, nor to Seller’s knowledge any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency relating to, concerning or affecting the Property, nor is Seller aware of any threatened legal action, suit or other legal or administrative proceeding relating to the Property.

8.3. Bankruptcy or Debt of Seller. Seller is not the subject of a pending bankruptcy or insolvency action.

8.4. Compliance with Existing Law. To Seller’s knowledge, Seller has not received written notice of a breach or violation of any law, ordinance, order, rule, regulation or requirement, or of any covenants or encumbrances against or affecting the Property, or any part thereof.

8.5. Condemnation. To Seller’s knowledge, Seller has not received written notice of any pending or contemplated eminent domain or condemnation proceedings affecting the Property or any part thereof. To Seller’s knowledge, except for easements, covenants and restrictions of record as of the Effective Date, Seller has not made any commitment to any board, bureau, commission, department or body of any municipal, county, state or federal governmental unit or any subdivision thereof, having jurisdiction over the Property or the use or improvement thereof, or to any third party, to dedicate or grant any portion of the Property for roads, easements, rights-of-way, or for any other public purposes, or to impose any restrictions or incur any other expense or obligation relating to the Property, which have not been fully and completely satisfied or discharged as of the Effective Date.

8.6. [Intentionally Deleted].

8.7. Asbestos, PCBs, Hazardous Materials.

8.7.1. Representations and Warranties. Except for the reports listed in Exhibit E, true, correct and complete copies of which (to the extent in the possession of Seller or Seller’s property manager) have been delivered to Purchaser, Seller is not aware of any environmental reports with respect to the Real Property. Seller has made no representations regarding the accuracy of such reports or the completeness of any information contained therein. To Seller’s knowledge, Seller has not received any written notices from any governmental authorities alleging a violation of any Environmental Laws (as hereinafter defined) with respect to the Real Property.

8.7.2. Definitions. For purposes of this Agreement, “Environmental Laws” means the federal, state or local laws and regulations governing, regulating and concerning (i) those substances included within the definitions of any one or more of the terms “hazardous substances,” “hazardous materials,” and “toxic substances,” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. Sec. 9061 et seq., the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Sec. 6901 et seq., and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801 et seq.; (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) such other substances, materials and wastes as are classified or designated as hazardous or toxic under federal, state or local laws or regulations; and (iv) any materials, wastes or substances that are (a) petroleum; (b) asbestos; (c) polychlorinated biphenyls; (d) designated as a “Hazardous Substance” or “Hazardous Material” pursuant to the Clean Water Act, 13 U.S.C. §§ 1321 et seq. (33 U.S.C. § 1321) or Massachusetts General Laws Chapters 21C through 21E (inclusive), or designated as “toxic pollutants” subject to Chapter 26 of the Clean Water Act pursuant to § 307 of the Clean Water Act (33 U.S.C. § 1317); (e) flammable explosives; and (f) radioactive materials, and all regulations promulgated thereunder.

8.8. Avaya Lease. Seller represents that it has delivered to Purchaser a true, correct and complete copy of the lease agreement with Avaya Inc. (“Avaya”), together with (i) all guaranties, if any, thereof, and (ii) all amendments and modifications thereto, if any, (collectively, the “Avaya Lease”). Seller has previously made its files and records concerning the Avaya Lease available to Purchaser for its review. To Seller’s knowledge, there are no leases or occupancy agreements of any kind currently in effect with respect to the Real Property, except for the Avaya Lease, and there are no tenants, occupants or parties in possession of any part of the Property, excepting only Avaya.

8.9. Leasing/Brokerage Commissions. To Seller’s knowledge, there are no leasing and/or brokerage commissions currently due or owing or which may hereafter become due or owing in connection with the Avaya Lease, excepting only the remaining balance in the amount of $299,523.75 of the brokerage commission payable to Spaulding and Slye, LLC and CB Richard Ellis (the “Leasing Brokers”) in connection with the Avaya Lease, which balance is due upon the commencement of the term of the Avaya Lease and shall be paid by Seller on or before the Closing pursuant to Section 12.2.20 of this Agreement.

8.10. [Intentionally Deleted].

8.11. Contracts. To Seller’s knowledge, Exhibit K attached hereto is a complete list of all management, service, supply and maintenance agreements, equipment leases, and all other contracts and agreements with respect to the management, maintenance, repair, service, and operation of the Property as of the date of this Agreement (herein collectively referred to as the “Operating Contracts”). The copies of the Operating Contracts furnished by Seller to Purchaser are true and complete copies of the Operating Agreements in Seller’s possession.

8.12. Insurance. Seller maintains fire, extended risk and liability insurance policies covering the Property.

8.13. [Intentionally Deleted].

8.14. [Intentionally Deleted].

8.15. Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

8.16. Intentionally Deleted.

8.17. Employees. Seller has no employees.

8.18. Third Party Rights. To Seller’s knowledge, there are no options to purchase, rights of first refusal or other purchase rights held by any third parties with respect to the Property which are currently in force and effect.

8.19 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Seller, and to the Seller’s knowledge, any other Person owning an interest of 20% or more in Seller and any manager of the Property: (i) is not currently identified on OFAC List, and (ii) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

8.20. Knowledge. As used in this Article VIII and in this Agreement or in any other agreement delivered by Seller to Purchaser, the phrase “to Seller’s knowledge” or “to the best of Seller’s knowledge” or “to Seller’s knowledge” or “Seller is not aware”, or any similar phrase shall mean the actual, not constructive or imputed, knowledge or awareness of Roger W. Altreuter, without inquiry or review of the Seller’s books or records.

8.21. Seller’s Representations and Warranties Deemed Modified. If and to the extent Purchaser has, prior to the Effective Date, acquired actual knowledge that any of the foregoing representations and warranties (each, a “Seller’s Warranty”; and collectively, the “Seller’s Warranties”) are inaccurate, untrue or incorrect in any material respect, then such Seller’s Warranty (or such Seller’s Warranties) shall be deemed modified to reflect the actual knowledge acquired by Purchaser.

If and to the extent prior to the Closing Purchaser acquires (or, pursuant to Section 9.6 of this Agreement, Purchaser is deemed to acquire) actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect (each, a “Subsequently Arising Exception Matter”), Purchaser may object to such Subsequently Arising Exception Matter (or Subsequently Arising Exception Matters) by providing written notice thereof to Seller. In such event Seller shall notify Purchaser within five (5) days following receipt of Purchaser’s notice of such objection that either (a) the Subsequently Arising Exception Matter(s) has been, or will be, not less than three (3) business days prior to Closing cured in a manner reasonably satisfactory to Purchaser (and in such event, if reasonably requested by Seller to allow Seller time to effect such cure, the Closing Date shall be deferred to a date mutually agreed-upon by the parties, but not more than thirty (30) days beyond the scheduled Closing Date set forth below), or (b) that Seller does not intend to arrange for the cure of such Subsequently Arising Exception Matter(s). If Seller does not notify Purchaser within the five (5) day period as aforesaid that Seller intends to arrange to cure the Subsequently Arising Exception Matter(s), or if Seller fails to cure the Subsequently Arising Exception Matter(s) not later than three (3) business days prior to Closing, as aforesaid, then Purchaser may, as its sole remedy, elect either (i) to terminate its obligations hereunder to purchaser the Property, in which event the Deposit together with all interest earned thereon shall be returned to Purchaser and thereafter this Agreement shall terminate and be of no further force or effect, with neither party having any further obligations hereunder excepting those obligations which expressly survive the termination of this Agreement; or (ii) to waive such Subsequently Arising Exception Matter(s) and to proceed with the Closing with no adjustment to the Purchase Price, in which event the Seller’s Warranties shall be deemed modified to reflect such Subsequently Arising Exception Matter. Seller shall have no affirmative obligation hereunder to expend any funds in order to cause any Subsequently Arising Exception to be cured prior to Closing.

8.22. Survival. The warranties and representations contained in this Article VIII shall survive delivery of the Deed and the Closing as provided in Section 16.20.

ARTICLE IX.

Representations and Warranties of Purchaser

Purchaser warrants and represents to Seller as follows:

9.1. Authority. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and duly qualified to transact business in the Commonwealth of Massachusetts. Purchaser has the full power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder has been or will be duly authorized by all requisite action and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of the Purchaser. The undersigned individual(s) is (are) authorized to execute this Agreement on behalf of Purchaser and no additional signatures are required to bind Purchaser.

9.2. Legal Action Against Purchaser. There are no judgments, orders, or decrees against Purchaser unpaid or unsatisfied of record which would materially and adversely affect Purchaser’s ability to consummate the Closing contemplated by this Agreement, nor to Purchaser’s knowledge is there any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency relating to, concerning or affecting the Purchaser, nor is Purchaser aware of any threatened legal action, suit or other legal or administrative proceeding relating to the Purchaser.

9.3. Bankruptcy or Debt of Purchaser. Purchaser is not the subject of a pending bankruptcy or insolvency action.

9.4. Binding on Purchaser. The execution and delivery of this Agreement by the Purchaser and the consummation of the transaction contemplated hereby will be binding upon Purchaser. The undersigned individual(s) is authorized to sign on behalf of Purchaser and no additional signatures are required to bind Purchaser.

9.5 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Purchaser, and to the Purchaser’s knowledge, any other Person owning an interest of 20% or more in Purchaser: (i) is not currently identified on OFAC List, and (ii) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

9.6. Knowledge. As used in this Article IX and in this Agreement or in any other agreement delivered by Purchaser to Seller, the phrase “to Purchaser’s knowledge” or “to the best of Purchaser’s knowledge” or “to Purchaser’s knowledge” or “Purchaser is not aware”, or any similar phrase shall mean the actual, not constructive or imputed, knowledge or awareness of Keith Willby and/or Damien Miller. Notwithstanding the foregoing, Purchaser’s actual knowledge shall be deemed to include all information expressly set forth in (i) the exhibits attached to this Agreement, and (ii) the contracts, leases and other due diligence materials delivered to or obtained by Purchaser.

9.7. Survival. The warranties and representations contained in this Article IX shall survive the delivery of the Deed and the Closing as provided in Section 16.20.

ARTICLE X.

Covenants of Seller

Seller hereby covenants and agrees that during the period between the Effective Date and the Closing Date, Seller shall perform and observe the following covenants and obligations:

10.1. Operation and Maintenance of the Property. Seller shall operate, maintain and repair the Property, all at Seller’s cost and expense, in a manner consistent with its current operating procedures. Seller may remove from the Improvements and dispose of (without any reduction of the Purchase Price) any item or article of furniture or furnishings (including, without limitation, systems furniture, if any).

10.2. Leases. From and after the Effective Date, Seller hereby agrees that it will not enter into any amendment, modification or other agreement of any kind relating to or affecting the Avaya Lease, or any other lease, occupancy or franchise agreement of any kind for any part of the Property (a “Leasing Agreement”) without the prior written agreement of the Purchaser, which may be withheld by Purchaser in its sole and unfettered discretion.

10.3. Contracts. As of the Closing Date, all Operating Contracts with respect to the Property shall be terminated, excepting only those Operating Contracts which Purchaser elects to assume in writing, which election shall be made prior to the end of the Avaya Interview Period. Seller shall not (i) enter into any other Operating Contract that will not be fully performed by Seller on or before the Closing Date, or (ii) amend, modify or alter in any material respect any Operating Contract which Purchaser has elected to assume without, in each instance, the prior written consent of Purchaser in it sole and unfettered discretion.

10.4. Insurance. Seller shall maintain the insurance coverages described in Section 8.12, in the current amounts and with the same coverages through the Closing Date.

10.5. Notice to Purchaser. Seller shall notify Purchaser promptly after Seller acquires actual knowledge of the occurrence of any of (i) a fire or other casualty causing damage to the Property; (ii) receipt of written notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; or (iii) receipt of written notice from any governmental agency relating to the condition, use or occupancy of the Property, or any portion thereof, time being of the essence of the giving of said notice.

ARTICLE XI.

Conditions Precedent

Without limiting any of the other conditions to Purchaser’s obligations set forth in this Agreement, the obligations of Purchaser to purchase the Property and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions:

11.1. Covenants. Seller shall have performed all of its covenants, agreements and obligations under this Agreement in all material respects.

11.2. Representations and Warranties. All of Seller’s representations and warranties set forth in this Agreement shall be true, correct and complete in all material respects, both as of the date of this Agreement and on the Closing Date.

11.3. Title. There shall be no encumbrances, liens, or other title or survey matters affecting to title to the Property, other than the Permitted Title Exceptions.

11.4. Condition of the Property. The Property shall be in substantially the same condition as of the Effective Date, excepting only (i) reasonable wear and tear, (ii) the Tenant Improvement Work performed by Avaya, and (iii) damage to the Property by fire or other casualty, as more particularly set forth in Article XIII.

11.5. [Intentionally Deleted].

11.6. Title Insurance. The Title Company shall have unconditionally committed to issue to Purchaser, upon payment of the title insurance premium, the Title Policy at the Closing in the form contemplated by the Commitment, with all of the Commitment Endorsements, subject only to the Permitted Title Exceptions.

11.7. [Intentionally Deleted].

11.8. No Material Change. There shall have been no “material adverse change”, in Purchaser’s determination, in the financial condition of Avaya as of the Effective Date. For the foregoing purposes, “material adverse change” shall mean that the credit rating of Avaya established by Standard & Poors is reduced below “BB-”.

11.9. Avaya Lease. The Avaya Lease shall be in full force and effect. Seller shall have delivered the original Estoppel Certificate duly executed by Avaya, a copy of which is attached hereto as Exhibit H, together with an original of the Avaya Lease.

If on the Closing Date the conditions of this Article XI have not been satisfied, then, at Purchaser’s option, Purchaser may by written notice to Seller terminate this Agreement, whereupon the Deposit shall be returned to Purchaser forthwith. In such event, except as otherwise provided in Section 14.2, if applicable, upon the return of the

Deposit to Purchaser, all other obligations of the parties hereto shall cease and this Agreement shall be terminated and the parties shall be without further recourse or remedy hereunder, excepting those obligations which expressly survive the termination hereof.

ARTICLE XII.

Closing

12.1. Closing and Closing Date. Subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Property (the “Closing”) shall be held at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on May 16, 2005. The date of Closing is sometimes referred to in this Agreement as the “Closing Date”.

12.2. Seller’s Closing Deliveries. Seller agrees to provide the following documents to Purchaser at Closing. The delivery of each of the following shall be a condition precedent to Purchaser’s obligation to perform its obligations under this Agreement:

12.2.1. Possession. Full, complete and actual possession of the Property to Purchaser on the Closing Date, free and clear of all tenants and occupants, excepting only Avaya pursuant to the Avaya Lease;

12.2.2. Deed. A Deed in the form attached hereto as Exhibit C, properly executed by Seller and notarized, to Purchaser or Purchaser’s nominee or assignee as permitted pursuant to Section 16.7 of this Agreement;

12.2.3. Bill of Sale. A bill of sale (the “Bill of Sale”) in the form attached hereto as Exhibit D, properly executed by Seller and notarized, to Purchaser or Purchaser’s nominee or assignee as permitted pursuant to Section 16.7 of this Agreement;

12.2.4. Assignment and Assumption Agreement re: Contracts. A duly executed Assignment and Assumption Agreement re: Contracts in the form attached hereto as Exhibit F (the “Contracts Assignment”);

12.2.5. Assignment and Assumption Agreement re: Leases and Security Deposits. A duly executed Assignment and Assumption Agreement re: Leases and Security Deposits in the form attached hereto as Exhibit G (the “Lease Assignment”);

12.2.6. Funding by Seller of Avaya Allowance. Cancelled checks or other reasonably satisfactory evidence of amounts funded by Seller under the Tenant Improvement Allowance, if and to the extent as of the Closing Date Seller has previously funded all or a portion of the Tenant Improvement Allowance.

12.2.7. [Intentionally Deleted];

12.2.8. Contracts. With respect to any Operating Contracts which Purchaser has elected to assume, all original Operating Contracts (or copies thereof);

12.2.9. [Intentionally Deleted]

12.2.10. [Intentionally Deleted];

12.2.11. Keys. Copies of all keys to the Improvements, to the extent in Seller’s possession or the possession of Seller’s property manager;

12.2.12. Reaffirmation of Representations and Warranties. A Certificate Regarding Representations and Warranties, in the form attached hereto as Exhibit I, properly executed by Seller;

12.2.13. FIRPTA Certificate. A FIRPTA affidavit, in the form of Exhibit J attached hereto, properly executed by Seller;

12.2.14. [Intentionally Deleted].

12.2.15. Owner’s Affidavit, etc. The Owner’s Affidavit required pursuant to Section 7.5 hereof;

12.2.16. Settlement Statement. An executed counterpart original of a Settlement Statement (a “Settlement Statement”) setting forth the prorations and adjustments to the Purchase Price;

12.2.17. Evidence of Authority of Seller. Evidence reasonably satisfactory to Purchaser that all necessary approvals and/or consents by the board of directors of Seller and any constituent person or group otherwise required under Seller’s organizational documents, and by any other person(s) have been delivered and such other evidence satisfactory to Purchaser and the Title Company of Seller’s authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Agreement;

12.2.18. Notification Letters. An original tenant notification letter addressed to Avaya in a form to be drafted by Purchaser and reasonably satisfactory to Seller, original notification letters to all parties to all Operating Contracts to be assumed by Purchaser, if any, to be in a form drafted by Purchaser and reasonably acceptable to Seller;

12.2.19. 1099-B Certification. An original 1099-B Certification;

12.2.20. Payment to Real Estate Brokers. Evidence of payment to the Leasing Brokers of the amount due and owing to them as provided in Section 8.9;

12.2.21. Termination of Management Contracts. Evidence of termination of any management contract and all Operating Contracts not being assumed by Purchaser;

12.2.22. Further Assurances. All such further documents as may be reasonably required by Purchaser and/or the title insurance company for the consummation of the transaction contemplated hereby.

12.3. Purchaser’s Closing Deliveries. Purchaser agrees to provide the following to Seller at Closing:

12.3.1. Purchase Price. The Purchase Price, as adjusted pursuant to the terms hereof.

12.3.2. Bill of Sale. The Bill of Sale executed by Purchaser.

12.3.3. Assignment and Assumption Agreements. Duly executed originals of the Lease Assignment and the Contracts Assignment;

12.3.4. Settlement Statement. An executed counterpart of the Settlement Statement; and

12.3.5. Further Assurances. All such further documents as may be reasonably required by Seller and/or the title insurance company for the consummation of the transaction contemplated hereby.

12.4. Seller’s Post-Closing Deliveries. After the Closing, Seller shall exercise commercially reasonable efforts to deliver originals or copies of any documents not already provided to Purchaser that are reasonably requested by Purchaser in connection with Purchaser’s needs as the owner of the Property. Purchaser acknowledges that Seller has already delivered copies of all plans, specifications, building permits, land use permits and approvals, and certificates of occupancy in its records.

ARTICLE XIII.

Risk of Loss and Condemnation

13.1. Risk of Loss. Until Closing, the risk of loss or damage to the Property or any portion thereof shall be assumed by Seller. In the event of damage to the Property by fire or other casualty, act of God or any other event, and the cost to repair such damage is estimated by Purchaser in its reasonable, good faith discretion to exceed $50,000.00, then Purchaser, at its sole option exercised within ten (10) days of receiving notice of such event, shall have the right to (a) terminate this Agreement and obtain a refund of its Deposit; or (b) proceed with the Closing, in which event, if restoration has not been completed, the insurance proceeds less costs of collection and restoration incurred by Seller prior to Closing, together with any deductible amounts, shall be assigned to

Purchaser at the Closing or shall be credited at the Closing against the Purchase Price. In the event of damage to the Property by fire or other casualty, act of God or other event, the cost of which to repair is not greater than $50,000.00, Seller may elect by providing written notice thereof within five (5) days of the occurrence of such event to repair and restore the Property and if reasonably necessary in order to complete such repair and restoration work to extend the Closing Date for up to thirty (30) days. In the event that Seller does not elect to repair and restore the Property as aforesaid, Purchaser, at its sole option exercised within ten (10) days of receiving notice of such event shall have the right to (a) terminate this Agreement and obtain a refund of its Deposit; or (b) proceed with the Closing, in which event restoration has not been completed, the insurance proceeds less costs of collection and restoration incurred by Seller prior to Closing, together with any deductible amounts, shall be assigned to Purchaser at the Closing, or shall be credited at the Closing against the Purchase Price. Purchaser shall have the right to participate in the negotiations and approve the settlement of any casualty-related claim in the event Purchaser elects to proceed with Closing.

13.2. Condemnation. If, prior to the Closing Date, all or any material part of the Property is taken by condemnation or eminent domain proceeding or other transfer in lieu thereof, this Agreement may be terminated at the option of Purchaser by written notice to Seller given within five (5) business days after Seller gives Purchaser the notice of such condemnation or conveyance in lieu thereof. If Purchaser elects not to terminate this Agreement, then this Agreement shall remain in full force and effect, and Seller shall at closing assign to Purchaser all rights of Seller to the condemnation award (less costs of collection), but there shall be no reduction in the Purchase Price.

ARTICLE XIV.

Default

14.1. Purchaser’s Default. Without limiting Seller’s rights and remedies under Article VI, Article XV or Section 16.11 hereof, if Purchaser fails to consummate the purchase and sale contemplated herein after all conditions precedent to Purchaser’s obligations to consummate such transaction have been satisfied in full, then the Deposit shall be delivered to Seller as full and complete liquidated damages, as the exclusive and sole right and remedy of Seller for such failure, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to any other party, excepting those obligations which expressly survive the termination of this Agreement. Purchaser and Seller hereby agree that an adequate remedy at law will not exist, Seller’s actual damages would be extremely difficult or impossible to ascertain and the amount of the Deposit is a reasonable estimate of the damages incurred by Seller as a result of any such a failure by Purchaser.

14.2. Seller’s Default. If Seller fails, refuses, or is unable to consummate the purchase and sale contemplated herein after all conditions precedent to Seller’s obligations have been satisfied, or if Seller breaches a representation or warranty hereunder, then Purchaser may elect the following alternatives; (i) to extend the Closing

Date for up to thirty (30) days in order to enable Seller to satisfy or cure such breach or default or to satisfy such condition precedent; (ii) to terminate this Agreement, by providing notice thereof to Seller and the Title Company, in which event the Deposit shall be returned to the Purchaser, Seller shall reimburse Purchaser for all costs and expenses up to but not exceeding $100,000 in the aggregate incurred by Purchaser prior to the effective termination date, and this Agreement shall be of no further force and effect, with neither party having any further obligations hereunder (excepting such obligations that expressly survive termination of this Agreement); and/or (iii) to commence and prosecute an action in equity for specific performance to compel the Seller to convey the Property to the Purchaser in accordance with the provisions of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that in no event shall Purchaser seek or obtain any recovery or judgment against any of Seller’s directors, officers, employees, shareholders, members, or managers. Purchaser further agrees that Seller shall have no liability to Purchaser for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the property or this transaction unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand Dollars ($25,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap set forth in the following sentence. Further, Purchaser agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction, shall be limited to Purchaser’s actual damages not in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Cap”), and that in no event shall Purchaser be entitled to seek or obtain any other monetary damages of any kind, including, without limitation, consequential, indirect or punitive damages. From and after the Closing Date, for a period of time expiring on December 25, 2005, Seller shall maintain unencumbered liquid assets of not less than $500,000.00 or a net worth of not less than $1,000,000.00. Promptly after request of Purchaser, which request may be made once after the Closing Date, Seller shall deliver to Purchaser a balance sheet or other reasonably satisfactory evidence of such liquidity or net worth. The provisions of this Article and the obligations hereunder shall survive the delivery of the Deed and the Closing and shall not be merged therein.

ARTICLE XV.

Broker

Seller has retained Trammel Crow Company (“TCC”) as its broker in connection the transaction contemplated by this Agreement. Seller shall pay TCC a commission pursuant to a separate written agreement if, as and when the Closing occurs hereunder. Excepting only TCC, the parties represent to each other that no broker, agent or finder has been engaged on their behalf or otherwise involved in this transaction and each party shall indemnify, defend and hold the other harmless from and against the claims of any other broker, agent, consultant of finder claiming to have acted on behalf of such party in connection with this transaction or this Agreement. The provisions of this Article and the obligations hereunder shall survive the delivery of the Deed and the Closing and shall not be merged therein.

ARTICLE XVI.

Miscellaneous

16.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by recognized national overnight courier (such as Federal Express), or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof).

To Seller:	Farley White Associates, LLC
155 Federal Street, Suite 1200
Boston, MA 02110
Attention: Mr. Roger W. Altreuter
Phone No.: (617) 357-4774, x211

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
1455 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Allen H. Fox, Esq.
Phone No.: (202) 663-6087

To Purchaser:	c/o Wells Real Estate
6200 The Corners Parkway
Suite 250
Norcross, GA 30092
Attention: Mr. Keith Willby
Phone No. 770-243-8446
e-mail: keithw@wellsref.com

With a copy to:	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110
Attention: Frank E. Litwin, Esq.
Phone No.: (617) 574-4083
Fax No.: (617) 574-7610
Email: flitwin@goulstonstorrs.com

All such notices shall be deemed delivered upon receipt or refusal to accept receipt of delivery thereof.

16.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

16.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4. Business Days. “Business Days” shall mean all days other than Saturdays, Sundays and legal holidays. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which banks in Boston, Massachusetts are generally closed.

16.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.6. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.7. Assignment. Purchaser may assign its rights under this Agreement to a nominee of Purchaser or any affiliate or subsidiary of Purchaser without the prior written consent of Seller; provided, however, that: (a) the original Purchaser shall remain liable jointly and severally with such assignee or nominee for the performance of all of Purchaser’s obligations under this Agreement; (b) Seller shall incur no additional expenses on account of such assignment; and (c) Purchaser shall disclose the identity of such nominee or assignee to Seller not later than three (3) days prior to the Closing Date.

16.8. Interpretation. This Agreement shall not be construed more strictly against one party than against the other by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.9. Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Purchaser reserves the right to waive any of the terms or conditions of this Agreement which are for the benefit of the Purchaser and to purchase the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by Purchaser.

16.10. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.11. Confidentiality. The parties hereto agree that the terms of this Agreement and Purchaser agrees that all material obtained or information learned by Purchaser in connection with the transactions contemplated hereby, including without limitation all Due Diligence Materials, the Avaya Lease, and the Contracts (collectively, the “Property Information”), are proprietary and confidential and prior to the Closing will be used solely for Purchaser and Purchaser’s agents, affiliates, attorneys, lenders, investors, partners, accountants, consultants, rating agencies and other professionals who because of their involvement with the proposed transaction need to know such information in evaluating the transaction contemplated hereby, and prior to the Closing all such Property Information will be kept confidential and shall not be disclosed to any other person or entities. As used in this Section 16.11, “Property Information” shall not include such portions of such documents or information which are or become generally available to the public or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or its agents, so long as Purchaser is not the party making such documents or information available to the public. Unless required by law (including any request or mandate by the SEC), Purchaser agrees not to use or allow to be used any such Property Information prior to the occurrence of the Closing for any purpose other than (i) to determine whether to proceed with the contemplated transaction, (ii) in connection with financing concerns in connection with the acquisition of the Property, (iii) in connection with the exercise of its rights and remedies under this Agreement or otherwise available at law or in equity, or (iv) to the extent required to comply with applicable laws or the order, direction, or request of governmental agencies, authorities or courts, or (v) if the acquisition is consummated, in connection with the operation of the Property after the occurrence of the Closing. Furthermore, such Property Information shall not be used for any other purposes and any information and material provided by Seller to Purchaser shall, if requested by Seller in writing, be returned to Seller if Closing does not occur. Anything to the contrary set forth herein notwithstanding, either Seller or Purchaser may issue and/or publicly release a media, news or press statement regarding the transaction contemplated herein, provided that, as a condition precedent to the issuance or release of any such statement, the other party hereto consents, in writing, to the issuance or release of such statement and approves, in writing, the content of same, which consent and approval shall not be unreasonably withheld or delayed. The provisions of this Section 16.11 shall survive Closing or the termination of this Agreement.

16.12. [Intentionally Deleted].

16.13. Agreement Not to Market. After the execution of this Agreement and prior to the occurrence of the Closing or termination of this Agreement, Seller shall not market the Property, and shall not solicit, entertain, or accept any offers, nor engage in any discussions concerning the sale of the Property, other than the transaction contemplated herein.

16.14. Limitation of Liability. In no event shall any trustee, officer, director, partner, shareholder, agent or employee of Purchaser be personally liable for any of the obligations of Purchaser under this Agreement or otherwise. In no event shall any trustee, officer, director, partner, shareholder, agent or employee of Seller be personally liable for any of the obligations of Seller under this Agreement or otherwise.

16.15. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.15 shall survive Closing or the termination of this Agreement.

16.16. No Agreement Until Execution and Delivery. The delivery by either party of unexecuted copies of this Agreement is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer or an acceptance by either party or an agreement to sell or purchase the Property, as applicable, and neither party shall be bound by the terms hereof until a definitive agreement satisfactory to both Purchaser and Seller has been executed and delivered by both parties.

16.17. Time of the Essence. Time is of the essence of this Agreement and each of the terms and provisions hereof.

16.18. Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Purchaser, entitling Seller to terminate this Agreement.

16.19. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

16.20 Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Purchaser shall survive the Closing and delivery of the deed and other closing documents by Seller to Purchaser, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within nine (9) months after the Closing or any claim based thereon shall be deemed irrevocably waived. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the deed and shall not survive the Closing.

16.21 Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Purchaser’s attorney and the Title Company is made for prompt recording of all instruments so procured in accordance with conveyancing practice in Boston, Massachusetts.

16.22 Governing Law. This Agreement shall be governed by the law of the Commonwealth of Massachusetts shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives. For the purposes of any suit, action or proceeding involving this Agreement, including without limitation, the Deposit, each of Purchaser and Escrow Agent hereby expressly submits to the jurisdiction of all federal and state courts sitting in the Commonwealth of Massachusetts and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Purchaser and Escrow Agent agree that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by any party to this Agreement. In furtherance of such agreement, each of Purchaser and Escrow Agent agrees upon the request of Seller to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

16.23 Like-Kind Exchange. Seller may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) Seller shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (ii) Purchaser shall not (A) be required to take an assignment of the purchase agreement for the replacement property, (B) be required to acquire or hold title to any property for purposes of consummating the Exchange, (C) be required to expend any additional costs or expenses to effect the Exchange or (D) to incur any liabilities or obligations of any kind; and (iii) Purchaser shall not by this agreement or acquiescence to the Exchange be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with §1031 of the Code.

ARTICLE XVII.

Escrow Agent Provisions

17.1. Duties and Responsibilities of Escrow Agent. Escrow Agent shall deliver the Deposit to Seller or Purchaser promptly after receiving a joint written notice from Seller and Purchaser directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives written notice from Purchaser or Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give notice to the other party of Escrow Agent’s receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the tenth (10th) Business Day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it. Notwithstanding the foregoing, Escrow Agent, prior to the expiration of the Avaya Interview Period, shall immediately return the Deposit to Purchaser upon Purchaser’s written notice to Escrow agent that Purchaser has terminated this Agreement.

In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Purchaser or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action:

(a)	Hold the Deposit as provided in this Agreement and decline to take any further action until Escrow Agent receives a joint written direction from Purchaser and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction;

(b)	In the event of litigation between Purchaser and Seller, Escrow Agent may deliver the Deposit to the clerk of any court in which such litigation is pending; or

(c)	Escrow Agent may deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Purchaser or Seller does not prevail in the litigation.

17.2. Liability of Escrow Agent. Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent’s liability hereunder exceed the aggregate amount of the Deposit. Escrow Agent shall be under no obligation to take any legal action in connection with the Escrow or this Agreement or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Agreement, Purchaser and Seller jointly indemnify and hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith on its part and arising out of or in connection with its services under the terms of this Agreement, including the cost and expense of defending itself against any claim of liability.

17.3. Expenses of Escrow Agent. Escrow Agent shall not be bound by any modification of this Agreement affecting Escrow Agent’s duties hereunder unless the same is in writing and signed by Purchaser, Seller and Escrow Agent. From time to time on or after the date hereof, Purchaser and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance with this Agreement or to assure itself that it is protected in acting hereunder.

Escrow Agent shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for expenses incurred hereunder, which expenses shall be paid and borne equally by Purchaser and Seller, unless such expenses are associated with litigation between Purchaser and Seller, in which event they shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Agreement solely for the purpose of consent to, and agreeing to be bound by the provisions of Section 16.22 and this Article 17, and to the extent applicable to Escrow Agent, Article 3.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal on the date or dates set forth below.

SELLER:

FARLEY WHITE ASSOCIATES, LLC, a
Massachusetts limited liability company

By:
Its:
Hereunto duly authorized

DATE: May , 2005

Seller’s Tax I.D. Number

PURCHASER:
WELLS FUND XIV - 150 APOLLO DRIVE, LLC, a Delaware limited liability company

By:
Its:
Hereunto duly authorized

DATE: May , 2005

Purchaser’s Tax I.D. Number

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

By:
Name:
Its:
Date: